Exhibit 3.1

GRAMERCY PROPERTY TRUST INC.

ARTICLES SUPPLEMENTARY

Gramercy Property Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 1 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified and designated 20,000,000 authorized but unissued shares of Excess Stock, $0.001 par value per share, of the Corporation (the “Excess Stock”) as shares of Common Stock, $0.001 par value per share, of the Corporation (the “Common Stock”).

SECOND: A description of the Common Stock is contained in Section 2 of Article VI of the Charter. Prior to the filing of these Articles Supplementary, the Corporation had authority to issue 200,000,000 shares of Common Stock. Upon effectiveness of these Articles Supplementary, the Corporation will have authority to issue 220,000,000 shares of Common Stock.

THIRD: The shares of Excess Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of December, 2014.

ATTEST:	GRAMERCY PROPERTY TRUST INC.

/s/ Edward J. Matey Jr.	By:	/s/Benjamin P. Harris	(SEAL)
Name: Edward J. Matey Jr.	Name: Benjamin P. Harris
Title: Secretary	Title: President